Exhibit 10.4
EXECUTIVE EMPLOYMENT AGREEMENT
          THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of the 15th day of July, 2008 by and between Tronox Incorporated, a Delaware corporation (hereinafter the “Company” or “Employer”), and Dennis L. Wanlass (hereinafter the “Executive”).
          WHEREAS: The parties desire to set forth their agreements regarding employment of the Executive by the Company; and
          WHEREAS, Executive has unique talents which will be of a benefit to the Company both presently and in the future; and
          WHEREAS, the Board of Directors of the Company (hereinafter the “Board” which term includes any committees of the Board) considers the employment of the Executive to be in the best interest of the Company and its stockholders; and
          WHEREAS, this Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Code Section 409A.
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
     1. Term. This Agreement shall become effective on the date hereof first written above (the “Effective Date”) and remain in effect until the first anniversary thereof. Unless the Company informs the Executive, in writing, at least 60 days prior to the end of the initial term or any renewal date, that this Agreement shall not be renewed, this Agreement shall automatically renew for additional one (1) year terms on each successive anniversary date of the preceding term. The foregoing shall constitute the “Term” of this Agreement for purposes hereof and all of the period during the Term shall be referred to as the “Employment Period”.
     2. Position and Duties. Executive shall serve as an executive vice president of the company and shall perform the duties normally incidental to such position, and such other duties and responsibilities as may be prescribed from time to time by the Board. Executive will report to the Board through a single Board member or committee of the Board to be named at a later time. During the Employment Period, Executive will devote substantially all of Executive’s working time, attention and energies (other than absences due to illness or vacation) to the performance of Executive’s duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of Executive’s duties and responsibilities under this Agreement or violate an provisions of this

Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or other boards or committees.
     3. Place of Performance. Executive’s place of employment will be the Company’s principal executive offices in Oklahoma City, Oklahoma.
     4. Compensation and Related Matters.
          (a) Base Salary. During the Employment Period, the Company will pay Executive a base salary (“Base Salary”) in the amount of $500,000. Any adjustments to the Base Salary will be set by the Board and reviewed in accordance with the Company’s compensation policies from time to time as established by the Board. The Base Salary will be paid in approximate equal installments in accordance with the Company’s customary payroll practices.
          (b) Bonus. During each year of the Employment Period, Executive will be eligible to participate in the Company’s Annual Incentive Compensation Plan as amended, replaced and determined from time to time by the Board.
          (c) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and Executive’s spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs and long-term incentive plans maintained from time to time by the Company for the benefit of its senior executive officers.
          (d) Fringe Benefits. During the Employment Period, the Company will provide Executive with such other fringe benefits as determined from time to time by the Board.
          (e) Vacation. Executive shall be entitled to four weeks vacation.
          (f) Housing, Commuting and Relocation Costs. The company will lease a furnished apartment in Oklahoma City for Executive’s use for a one-year period (which may be extended with Board approval) and shall reimburse the Executive for reasonable actual commuting expenses incurred during this time. If and when Executive and the Board mutually agree upon Executive’s relocation to Oklahoma City, Executive will be eligible for the Company’s relocation policy for employees at Executive’s level.
     5. Termination of Employment and Compensation; Definitions.
          (a) Involuntary Termination of Employment. In the event of the termination of Executive’s employment by the Company for reasons other than the Executive’s voluntary resignation or Cause (as defined below), the Executive shall be entitled to: (i) a lump sum payment in an amount equal to two (2) times the Executives then effective Base Salary; and (ii) continued medical, dental, vision, and life insurance coverage (excluding accident, death, and disability insurance) for the Executive and the Executive’s eligible dependents, on the same basis as in effect prior to the Executive’s termination for a period ending on the earlier of (A) thirty-six months following the date of the Executive’s termination or (B) the commencement of comparable coverage by the Executive with a subsequent employer; provided, however, to the extent required, to effect the foregoing, the Company shall reimburse the Executive for the COBRA premiums paid by the Executive for the first six months following the Executive’s termination on or before the first business day of the eighth month following the Executive’s termination. The Company shall also pay the Executive’s COBRA premiums for a period commencing on the six-month anniversary of the date of the Executive’s termination through the end of the COBRA period. Subsequent to the COBRA period, the Company shall continue to provide, for a period of up to 18 months following the last day of the Executive’s COBRA period, the Executive (and the Executive’s eligible dependents, if applicable) with the same level of health insurance benefits upon substantially similar terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s termination.
     In addition, if within twelve (12) months after a Change in Control (as defined below), the Executive’s employment shall be terminated for any reason other than the Executive’s Disability or Retirement, death or for Cause, then all benefits provided under the Company’s long term incentive plan will immediately vest.
          (b) Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, beginning on the Effective Date and before the end of the Term of this Agreement:
               (i) any person (“Person”) as defined in Section 9(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Ruled 13d-3 under the Exchange Act), of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities (other than indirectly as a result of the Company’s then outstanding securities (other than indirectly as a result of the Company’s redemption of its securities); or
               (ii) the consummation of any merger or other business combination of the Company, sale of 50% or more of the Company’s assets, liquidation or dissolution of the Company or combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company and any trustee of fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (b) the purchaser of or successor to the Company’s assets; (c) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be; or
               (iii) within any twenty-four month period, the persons who were directors immediately before the beginning of such period (the “incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control); or
               (iv) a majority of the members of the Board in office immediately prior to a proposed transaction determine by a written resolution that such proposed transaction, if taken, will be deemed a Chance in Control and such proposed transaction is consummated.
          (c) Termination due to Death or Disability. In the event Executive’s employment shall be terminated by Death or Disability, the Company shall pay Executive or the Executive’s estate or beneficiary, as the case may be, unpaid salary and expenses reimbursable under Section 4 for all periods through the effective date of termination. In addition, the Company shall be obligated to make payments pursuant to the terms of the then existing employee benefit programs specified in Section 4 of the Agreement; and except as provided in this Section 5(c), all payments under this Agreement shall cease, other than those payments which had accrued, but were not yet paid, on the date described in this Section 5(c).
               (i) Disability. For purposes of this Agreement, “Disability” shall mean the Executive’s absence from the full-time performance of the Executive’s duties (as such duties existed immediately prior to such absence) for 180 consecutive business days, when the Executive is disabled as a result of incapacity due to physical or mental illness.
               (ii) Retirement. For purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment pursuant to late, normal or early retirement under a pension plan sponsored by an Employer, as defined in such plan, but only if such retirement occurs prior to a termination by an Employer without Cause or by the Executive for Good Reason.
          (d) Termination for Cause. If the Board terminates Executive’s employment for Cause, as defined below, such termination shall relieve Company of its obligation to make any payments under this Agreement, except for salary and vacation accrued to the date of termination, expenses reimbursable under Section 4 and other payments that may be payable under then-existing employment benefit programs specified in Section 4 of the Agreement. “Cause” termination includes, but is not limited to:
               (i) habitual neglect, after counseling, of the duties that Executive is required to perform under the terms of this Agreement;
               (ii) repeated violations of written or generally known reasonable and substantial rules governing employee performance and conduct;
               (iii) refusal to obey reasonable orders in a manner that constitutes outright insubordination;
               (iv) committing clearly dishonest acts toward the Company;
               (v) the willful engaging by the Executive in gross misconduct which is materially and demonstrably injurious to the Company; or
               (vi) Executive’s indictment of, or charge with, a felony by a federal or state court of competent jurisdiction.
          (e) Notice of Termination. Any purported termination of the Executive’s employment (other than on account of Executive’s death) with the Company shall be communicated by a Notice of Termination to the Executive. For purposes of this Agreement, “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive’s employment with the Company shall be effective without such a Notice of Termination having been given.
     6. Timeline of Payments; Withholdings.
          (a) Timing of Payments. All lump sum payments under this Agreement shall be paid within 15 business days after Executive’s Separation from Service, provided, however, that such payment may be paid within 30 days after the Executive’s Separation from Service in the event that the Company requires the Executive to sign a release at the time of Termination.
     Notwithstanding anything in this Agreement, if the Executive is a Key Employee, all amounts payable under this Agreement in a lump sum on account of the Executive’s termination shall be paid in a lump-sum on the date that is six months following the Executive’s Separation from Service (or on the date of the Executive’s death, if earlier).
     For purposes of this Section 6:
               (i) The term “Key Employee” means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) of the Company. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.
               (ii) The term “Separation from Service” means mean a “separation from service” within the meaning of Section 409A of the Code.
          (b) Withholding. All payments and benefits provided pursuant to this Agreement shall be subject to any applicable payroll and other taxes required to be withheld.
     7. Effect of Other Rights.

          (a) Obligations Absolute. The obligations of the Company to make the payments to the Executive and to make the arrangements provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party at any time.
          (b) Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any other Employer and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any agreements with the Company or any other Employer; provided, however, the terms and conditions of compensation or benefits specifically addressed in this Agreement (e.g., the right to severance pay for a termination of employment) shall be determined solely in accordance with the terms of this Agreement. The terms and conditions of compensation or benefits not specifically addressed in this Agreement shall be determined in accordance with the applicable documents governing such compensation and benefits (e.g., the amount and timing of payments with respect to performance units upon a Change in Control is governed by the appropriate long term incentive plan, and the amount and timing of benefits under the Tronox Incorporated Defined Contribution or Defined Benefit Restoration Planed Compensation Plans is governed by such plans), and the amount and timing of benefits under the Company’s qualified and non-qualified defined benefit retirement programs are governed by the applicable retirement plan.
          (c) Joint and Several. Each entity included in the definition of “Employer” and any successors or assigns shall be joint and severally liable with the Company under this Agreement.
          (d) This Agreement supersedes all prior agreements relating to the subject matter covered by this Agreement and Executive hereby represents that the Executive has no other oral or written representations, understandings or agreements with the Company or any of its officers, directors or representatives covering any such subject matter and agrees that any and all prior written agreements relating to such subject matter shall be terminated effective as of the Effective Date of this Agreement and shall be of no further force or effect. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Company plan or program of the Company or any other Employer shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.
     8. Successors; Binding Agreement, Assignment.
          (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Company, by agreement to expressly, absolutely and unconditionally assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean (i) the Company as hereinbefore defined, and (ii) any successor to all the stock of the Company or to all or substantially all of the Company’s business or assets which executes and delivers an agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, including any parent or subsidiary of such a successor.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s estate or designated beneficiary. Neither this Agreement nor any right arising hereunder may be assigned or pledged by the Executive.
     9. Notice. For purpose of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
Tronox Incorporated
One Leadership Square
Suite 300
211 N. Robinson Avenue
P.O. Box 268859
Oklahoma City, Oklahoma 73126-8859
Attention: Chief Executive Officer
(with a copy to General Counsel)
and in the case of the Executive, to the Executive at the address set forth on the execution page at the end hereof.
     Either party may designate a different address by giving notice of change of address in the manner provided above, except that notices of change of address shall be effective only upon receipt.
     10. Confidentiality.
          (a) The Executive shall retain in confidence any and all confidential information concerning The Company and its respective business which is now known or hereafter becomes known to the Executive, except as otherwise required by law and except information (i) ascertainable or obtained from public information, (ii) received by the Executive at any time after the Executive’s employment by the Company shall have terminated, from a third party not employed by or otherwise affiliated with the Company or (iii) which is or becomes known to the public by any means other than a breach of this Section. Upon the Termination of employment, the Executive will not take or keep any proprietary or confidential information or documentation belonging to the Company.
          (b) The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement during the pendency of any dispute involving such Section and to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Upon the resolution of such dispute, any payments or benefits required by this Agreement which were suspended during the pendency of the dispute shall be paid or provided to the Executive if it is determined that no breach of this Section occurred.
This Section shall survive this Agreement.
     11. Release. In the event that the Company requests a release from the Executive, in the form similar to the form attached hereto as Exhibit A or such other form as reasonably requested by the Company, then as a condition to providing any payments or benefits under this Agreement, the Executive shall deliver such release.
     12. Amendments. If either party determines that an amendment to this Agreement is necessary or desirable for the Agreement to remain in compliance with applicable law, it may request such an amendment, whereupon the parties agree to negotiate in good faith.
     13. Miscellaneous. No provision of this Agreement may be amended, altered, modified, waived or discharged unless such amendment, alteration, modification, waiver or discharge is agreed to in writing signed by the Executive and such officer of the Company as shall be specifically designated by the Committee or by the Board of Directors of the Company. No waiver by either party, at any time, of any breach by the other party of, or of compliance by the other party with, any condition or provision of this Agreement to be performed or complied with by such other party shall be deemed a waiver of any similar or dissimilar provision or condition of this Agreement or any other breach of or failure to comply with the same condition or provision at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     14. Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party hereto waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
     15. Governing Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed exclusively by the laws of the State of Oklahoma without giving effect to its conflict of laws rules. For purposes of jurisdiction and venue, The Company and each Employer hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state of Oklahoma and each party waives any objection, challenge or dispute as to such jurisdiction or venue being proper.
     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     17. Section Headings. The section headings in this Agreement are for convenience only, and they form no part of this Agreement and will not affect its interpretation.

     18. Entire Agreement. Except as provided elsewhere, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRONOX INCORPORATED
By:	/s/ Robert C. Gibney

Robert C. Gibney

By:	/s/ Dennis L. Wanlass
1270 Quicksilver Way
Mesquite, NV 89027

Exhibit A
RELEASE
     [     ] (“Executive”), for and in consideration of the payments and benefits that Executive shall receive under this Agreement, hereby executes the following General Release (“Release”) and agrees as follows:
     1. Effective on the date all payments have been made by the Company to the Executive under the Executive Employment Agreement, dated [Insert Date], between the Company and the Executive (the “Agreement”), Executive, on behalf of Executive, Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors, agrees to, and Executive does hereby fully and completely forever release the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, Executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releases”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever (each a “claim”), which Executive or Executive’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims, subject to the provisos in the next clause, are collectively referred to herein as the “Released Claims”); provided that such released claims shall not include (i) any claims to enforce Executive’s rights under, or with respect to, the Agreement, including with respect to accrued or vested benefits referenced in clauses 7(b)(v), 8(c), 9(b), and/or 10(b) of the Agreement, (ii) any claims to enforce Executive’s rights to any indemnification or contribution under the Company’s charter or by-laws, by contract or by law, including without limitation any rights to advancement of funds, or to any insurance whether or not obtained by the Company or (iii) any claims used as defenses to, or rights of set off relating to, any actions against the Executive, Executive’s agents, assignees, attorneys, successors, assigns, heirs and executors.
     2. Notwithstanding the generality of clause (1) above, the Released Claims include, without limitation, (a) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (b) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.
     3. This means that, by signing this Release, the Executive shall have waived any right to which the Executive may have had to bring a lawsuit or make any claim against the Releasees based on any acts or omissions of the Releasees up to the date of the signing of this Release.
     4. Executive represents that he/she has read carefully and fully understands the terms of this Release, and that Executive has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that he/she is executing this Release voluntarily and knowingly and that he/she has not relied on any representations, promises or agreements of any kind made to Executive in connection with Executive’s decision to accept the terms of this Release, other than those set forth in this Release. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider whether Executive wants to sign this Release and that the Age Discrimination in Employment Act gives Executive the right to revoke this Release within seven (7) days after it is signed, and Executive understands that he/she will not receive any payments due Executive under this Release until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Executive has not revoked this Release. To the extent Executive has executed this Release within less than twenty-one (21) days after its delivery to Executive, Executive hereby acknowledges that Executive’s decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.
     5. Executive and Company agree not to make any disparaging, negative, or defamatory comments about the other, including their businesses, directors, officers, employees, parents, subsidiaries, partners, members, affiliates, operating divisions, representatives or agents, whether written, oral or electronic. In particular, Executive and Company agree to make no public or private statements including, but not limited to, press releases, statements to journalists, employees and prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the other party, are critical of the other party, or would cast the other party in a negative light.

TRONOX INCORPORATED

/s/ Dennis L. Wanlass Executive	/s/ Robert C. Gibney Title: Vice President of Corporate Affairs
Name: Robert C. Gibney